Exhibit 10.1

PILGRIM’S PRIDE CORPORATION

FY2009 PERFORMANCE BONUS PLAN

Pilgrim’s Pride Corporation (the “Company”) hereby establishes the Pilgrim’s Pride Corporation FY2009 Performance Bonus Plan (the “Plan”).  The purpose of the Plan is to advance the interests of Pilgrim’s Pride Corporation and its stockholders by establishing a direct relationship between the payment of cash bonuses to certain of the Company’s officers and other key employees and the performance of the Company.

1.	ADMINISTRATION.

(a) The Plan shall be administered by the Company’s Compensation Committee (the “Committee”).

(b) The Committee shall have the authority, subject to the limitations set forth in the Plan, to interpret the Plan and to adopt, amend and rescind such rules and regulations as, in its opinion, are necessary for the administration of the Plan and to make such other determinations deemed necessary or advisable for the administration of the Plan.  All decisions, determinations and interpretations of the Committee relating to the Plan shall be final and conclusive on the Company and all Participants under the Plan.

(c) The Committee may employ such accountants, legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any counsel or consultant and any computation received from any consultant or agent.  Expenses incurred by the Committee in the engagement of such counsel, consultants or agents shall be paid by the Company.  No member or former member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

2.	PARTICIPANTS AND BONUSES.

(a) The persons eligible to participate (“Participants”) for the fiscal year (“Fiscal Year”) of the Company ending September 26, 2009 shall be comprised of the Company’s Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and such other officers or positions of the Company or other key employees of the Company and any subsidiary of the Company as the Committee may specify.   Subsidiary means any “subsidiary corporation” as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(b)           For the Fiscal Year ending September 26, 2009, except as provided in Section 2(e) hereof, each Participant who is employed by the Company or one of its subsidiaries on the date immediately prior to the date of the Company’s emergence from Chapter 11 bankruptcy (the “Vesting Date”) shall be entitled to receive a cash bonus with respect to such Fiscal Year.  The amount of the cash bonus shall be equal to (i) the amount of such Participant’s Bonus Factor (as described in  paragraph (c)), divided by (ii) the sum of the Bonus Factors for all of the Participants, multiplied by (iii) the sum of (A) $2.6 million if  the Company’s earnings before interest, taxes, depreciation, amortization and restructuring costs (“EBITDAR”) for the third and fourth fiscal quarters combined equals $225 million, plus (B) an amount equal to 4% of the excess of EBITDAR greater than $225 million, excluding extraordinary charges (in each case, as set forth on the Company’s consolidated statements of income) for the third and fourth quarters of Fiscal Year 2009 with respect to which the bonus is being calculated, plus (C) the aggregate amount of the payments that would become payable under the Key Employee Incentive Compensation Agreements (the “KEIC Agreements”) and under the Company Performance Improvement Plan (the “PIP”) assuming the performance criteria and conditions to payment were satisfied under such arrangements (the “Bonus Pool Amount”).  In no event, however, shall any cash bonus determined under this Section 2(b) be less than 100% of a Participant's Bonus Factor upon the Company achieving $325 million in EBITDAR for the third and fourth fiscal quarters combined in Fiscal Year 2009.

(c) Except as provided in the following sentence, each Participant’s Bonus Factor is equal to (x) the target bonus percentage for a Participant established by the Board of Directors of the Company multiplied by (y) the amount of a Participant’s base salary accrued with respect to Fiscal Year 2009.  Any Participant whose first day of employment or death occurred after the first day of the third quarter of Fiscal Year 2009 shall receive a prorated Bonus Factor based on the ratio of the number of days the Participant was employed by the Company or any subsidiary during the third and fourth fiscal quarters of Fiscal Year 2009 to the total number of days during the third and fourth fiscal quarters of Fiscal Year 2009.

(d) Notwithstanding the provisions of Sections 2(b) and 2(c) hereof, (i) the Committee shall retain the right, in its sole discretion, to reduce, increase or eliminate, prior to the payment thereof, the amount of any bonus that would otherwise be due hereunder to a Participant or cause the aggregate amount of such bonuses to exceed the Bonus Pool Amount for such Fiscal Year.

(e) In the event of a Participant’s death prior to the Vesting Date, the Participant’s estate shall be entitled to a prorated bonus based on the calculation set forth in Section 2(c) hereof.  The Committee may, in its sole discretion, provide for full or partial payment of the bonus upon a Participant’s termination of employment for other reasons, including, but not limited to, the Participant’s disability or retirement prior to the Vesting Date, provided the payment of the bonus is made in compliance with Section 409A of the Code.

3.	PAYMENT OF BONUSES.

Each bonus awarded to a Participant hereunder shall be payable to a Participant no later than March 15 of the calendar year immediately following the date the Company emerges from Chapter 11 bankruptcy.  For clarity, it is the intent for this bonus payment to qualify as a short-term deferral under Section 409A of the Code.

4.	PARTICIPATION IN OTHER PERFORMANCE BONUS OR INCENTIVE PLANS OR AGREEMENTS.

Anything in this Plan to the contrary notwithstanding, if a Participant also participates in the PIP or is a party to a KEIC Agreement, the Participant shall be eligible to receive a payment only under the plan or agreement (but not under more than one arrangement) that provides for the highest payment with respect to the Fiscal Year ended September 26, 2009.

5.	NON-TRANSFERABILITY.

No rights or benefits granted in the Plan may be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by Section 414(p) of the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall not be subject to execution, attachment or similar process.

6.	NO FIDUCIARY RELATIONSHIP.

The Board of Directors and the officers of the Company shall have no duty to manage or operate in order to maximize the benefits granted to the Participants hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of their respective best interests.  This Plan shall not be construed to create a fiduciary relationship between such Board or the officers of the Company and the Participants.

7.	GOVERNING LAW.

This Plan, and all controversies arising thereunder or related thereto, shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflict of laws that would apply any other law.

8.	NO EMPLOYMENT GUARANTEE.

Nothing in this Plan shall be construed as an employment contract or a guarantee of continued employment.  The rights of any Participant shall only be those as are expressly set forth in this Plan.

9.	TAXES.

The Company shall be entitled to deduct from amounts payable hereunder any sums required by federal, state or local tax law to be withheld with respect to such payments.

10.	GENERAL CREDITOR STATUS.

The Participants shall, in no event, be regarded as standing in any position, if at all, other than as a general creditor of the Company with respect to any rights derived from the existence of the Plan and shall receive only the Company’s unfunded and unsecured promise to pay benefits under the Plan.

11.	CAPTIONS.

The captions in the Plan are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Plan or any of the provisions hereof.

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I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Pilgrim’s Pride Corporation on May 27, 2009.

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I hereby certify that the foregoing Plan was approved by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, pursuant to a joint Chapter 11 plan of reorganization pursuant to Section 1121(a) of the United States Code, on September 29, 2009.

The Plan is executed and effective as of this 12th day of October, 2009.

/s/ Richard A. Cogdill
Corporate Secretary

GESDMS/6532640.13